Ford


NEWS

Contact:     George Pipas
             313-323-9216
             gpipas@ford.com

IMMEDIATE RELEASE
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FORD MUSTANG, FORD FIVE HUNDRED AND MERCURY
MONTEGO STRENGTHEN FORD'S CAR BUSINESS

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o Ford Motor Company's April retail car sales rose 11 percent from a year ago paced by new Mustang, Five Hundred, and Montego.
o April truck sales declined 2 percent as higher sales of crossover utilities and full-size pickup trucks were offset by lower sales of traditional sport utility vehicles.
o Overall, April sales were off 2 percent from a year ago.

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DEARBORN,  Mich.,  May 3 - The all-new  Ford  Mustang,  Ford Five  Hundred,  and
Mercury Montego continued to lead Ford Motor Company's effort to strengthen its car business. In April, Ford's car sales to retail customers were 11 percent higher than a year ago. However, a decline in deliveries to fleet customers offset the increase in retail sales.

Truck sales were 2 percent lower than a year ago as stronger sales of crossover utilities and full-size pickups were more than offset by lower sales of traditional utility vehicles.

Overall, U.S. customers purchased 281,292 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Land Rover and Volvo dealers in April, down 2 percent from a year ago.

Mustang sales were 19,559 - the highest April sales for Ford's legendary pony car since 1980.



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"Right now, the only thing keeping  Mustang at bay is lack of  inventory,"  said
Steve Lyons, Ford group vice president North America Marketing, Sales and Service. Lyons estimated Ford dealers had fewer than 13,000 Mustangs in stock at the end of April.

Consumer demand also remained strong for the company's new full-size sedans - the Ford Five Hundred and Mercury Montego. Combined sales for the Five Hundred, Montego, and Ford Freestyle crossover utility, which are produced at Ford's Chicago Assembly Plant, eclipsed 18,000 for the first time.

Demand for the company's crossover utilities continued to increase. Combined sales for the Ford Escape and Freestyle, Mercury's Mariner, and Volvo's XC70 and XC90 were 31 percent higher than the company's crossover utility sales in April 2004. Sales for the Escape Hybrid were 1,705 - the highest monthly sales to date.

The F-Series truck, America's best-selling vehicle, posted April sales of 71,367, up 2 percent from a year ago.

Lincoln Mercury posted its third consecutive increase in monthly sales paced by recently introduced new products - Mercury Montego and Mariner and Lincoln Mark LT full-size truck. Lincoln Mercury sales in April were up 10 percent.

Sales of traditional sport utility vehicles (e.g., Ford Explorer and Expedition) were 14 percent lower than a year ago. Land Rover, whose dealers offer a range of luxury utility vehicles, was an exception to the rule as sales climbed 24 percent due to the all-new LR3, Motor Trend magazine's "Sport Utility Vehicle of the Year."






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